EXHIBIT 99.1

Performance Sports Group Announces Voting Results
from 2015 Annual and Special Meeting of Shareholders

New York, NY – October 14, 2015 – Performance Sports Group Ltd. (NYSE: PSG) (TSX: PSG) (“Performance Sports Group” or the “Company”), announced today the results of matters voted on at the Company’s annual and special meeting (the “Meeting”) of shareholders (the “Shareholders”) held earlier today, which included the election of directors, as described below.

The total number of common shares (“Common Shares”) represented by Shareholders present in person or represented by proxy at the Meeting was an aggregate of 38,988,685, representing 85.59% of the Company’s issued and outstanding Common Shares.

According to proxies received and a vote by ballot, the voting results in respect of each of the following nine director nominees, all of whom previously served as directors of the Company, were as follows:

Nominee	Number of Shares		Percentage of Votes Cast (approximate)
	Votes For:	Votes Withheld:	Votes For:	Votes Withheld:
Karyn Barsa	37,498,522	1,199,195	96.90%	3.10%
Kevin Davis	38,288,671	409,046	98.94%	1.06%
Joan Dea	38,649,049	48,668	99.87%	0.13%
C. Michael Jacobi	36,358,170	2,339,547	93.95%	6.05%
Paul Lavoie	14,819,627	23,878,090	38.30%	61.70%
Larry Lucchino	37,708,649	989,068	97.44%	2.56%
Matthew Mannelly	37,519,118	1,178,599	96.95%	3.05%
Bernard McDonell	38,083,995	613,722	98.41%	1.59%
Bob Nicholson	37,464,208	1,233,509	96.81%	3.19%

As Paul Lavoie received a greater number of votes withheld than votes in favor at the Meeting, he tendered his resignation immediately following the Meeting to the Board of Directors for consideration in accordance with the Company’s majority voting policy. The Board of Directors has accepted Mr. Lavoie’s resignation as a director of the Company and will be initiating a search for an appropriately qualified replacement to fill the resulting vacancy.

“While Paul was a positive and thoughtful voice at the Board, the Board acknowledges the voting results from today’s meeting of shareholders.” Bernard McDonell, Chair of the Board of Directors, stated “We thank Paul for the valuable contributions he has made to PSG.”

Each of the other matters put forward before Shareholders for consideration and approval at the Meeting, as described in the Company’s proxy statement dated September 18, 2015, was duly approved by the requisite number of votes. Final voting results of all other matters voted on at the Meeting will be made available on EDGAR at www.sec.gov and SEDAR at www.sedar.com.

ABOUT PERFORMANCE SPORTS GROUP LTD.
Performance Sports Group Ltd. (NYSE: PSG) (TSX: PSG) is a leading developer and manufacturer of ice hockey, roller hockey, lacrosse, baseball and softball sports equipment, as well as related apparel and soccer apparel. The Company is the global leader in hockey with the strongest and most recognized brand, and it holds the No. 1 North American position in baseball and softball. Its products are marketed under the BAUER, MISSION, MAVERIK, CASCADE, INARIA, COMBAT and EASTON brand names and are distributed by sales representatives and independent distributors throughout the world. The Company is focused on building its leadership position by growing market share in all product categories and pursuing strategic acquisitions. Performance Sports Group is a member of the Russell 2000 and 3000 Indexes, as well as the S&P/TSX Composite Index. For more information on the Company, please visit www.PerformanceSportsGroup.com.

Company Contact:
Amir Rosenthal
President of PSG Brands and Chief Financial Officer
Phone: 1-603-610-5802
investors@performancesportsgroup.com

Investor Relations
Liolios Group Inc.
Cody Slach
Phone: 1-949-574-3860
PSG@liolios.com

Media Contact:
Steve Jones
Sr. Director, Corporate Communications
Phone: 1-603-430-2111
media@performancesportsgroup.com